UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                             (Amendment No. ______)*

                              CARNEGIE GROUP, INC.

                                (Name of Issuer)

                                  Common Stock

                         (Title of Class of Securities)

                                    143497105

                                 (CUSIP Number)

                                October 27, 1998

             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]      Rule 13d - 1(b)
[x]      Rule 13d - 1(c)
[_]      Rule 13d - 1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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


                               CUSIP NO. 143497105

(1)  Names of reporting persons....................     U S WEST, Inc. (formerly USW-C, Inc.)
I.R.S.  Identification Nos. of above persons (entities
only)....
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(2)  Check  the  appropriate  box  if  a  member  of a  (a)  [   ]
group           (see instructions)                      (b)  [   ]
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(3) SEC use only...................................     .........
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(4) Citizenship or place of organization...........     Delaware
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Number of shares beneficially owned by each reporting person with:
                                                        -----------------------------------------------------
                                                        -----------------------------------------------------
     (5) Sole voting power.........................     0
                                                        -----------------------------------------------------
                                                        -----------------------------------------------------
     (6) Shared voting power.......................     0
                                                        -----------------------------------------------------
                                                        -----------------------------------------------------
     (7) Sole dispositive power....................     0
                                                        -----------------------------------------------------
                                                        -----------------------------------------------------
     (8) Shared dispositive power..................     0
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                                                        -----------------------------------------------------
(9) Aggregate amount beneficially owned by each reportin0 person.
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(10) Check if the aggregate amount in Row     ...(9) excludes certain shares (see
     instructions).
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(11) Percent of class represented by amount in Row (9)  0
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(12) Type of reporting person (see                      CO
     instructions).................................
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

Item 1.

         (a) Name of issuer:

                  Carnegie Group, Inc. (the "Issuer").

                  Please note that all of the shares of Carnegie Group, Inc. were acquired by Logica Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Logica plc, a public limited company under the laws of England, pursuant to a tender offer.

         (b) Address of issuer's principal executive offices:

                  5 PPG Place
                  Pittsburgh, PA  15222

Item 2.

         (a) Name of person filing:

                  U S WEST, Inc.

         (b) Address or principal business office or, if none, residence:

                  1801 California Street
                  Denver, CO  80202

         (c) Citizenship:

                  Delaware

         (d) Title of class of securities:.

                  Common Stock, par value
                  $.01 per share

         (e) CUSIP No.:...

                  143497 10 5

Item 3. If this statement is filed pursuant to Section 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

         Not applicable.

         (a) [_] Broker of dealer registered under Section 15 of the Act (15 U.S.C. 78o);
         (b) [_] Bank as  defined in Section 3 (a) (6) of the Act
         (15 U.S.C.  78c);
         (c) [_] Insurance company as defined in Section 3 (a)
         (19) of the Act (15 U.S.C. 78c);
         (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
         (e) [_] An investment adviser in
         accordance with Section 240.13d- 1(b) (1) (ii) (E);
         (f) [_] An employee benefit plan or endowment fund in accordance with
         Section 240.13d-1 (b)(1) (ii)(F);
         (g) [_] A parent holding company or control person in accordance with
         Section  240.13d-1 (b) (1) (ii) (G);
         (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
         (i) [_] A church plan that is excluded from the definition of a investment company under Section 3(c) (124) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
         (j)  [_] Group, in accordance with Section

Item 4.  Ownership

         (a)  Amount beneficially owned:    0

         (b)  Percent of class:             0

         (c)  Number of shares as to which the person has:

              (i)    Sole power to vote or to direct the vote:   0

              (ii)   Shared power to vote or to direct the vote: 0

              (iii)  Sole power to dispose or to direct the disposition of:  0

              (iv)   Shared power to dispose or to direct the disposition of: 0

Item 5.  Ownership of Five Percent or Less of a Class

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company

         Not Applicable

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable

Item 9.  Notice of Dissolution of Group

         Not Applicable

Item 10. Certification

         Not Applicable

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   February 12, 1999

                             U S WEST, INC.

                             /s/ THOMAS O. MCGIMPSEY

                             By____________________________________
                                 Name:    Thomas O. McGimpsey
                                 Title:   Assistant Secretary